Exhibit 10.30
SIXTH AMENDMENT TO THE
SCI 401(K) RETIREMENT SAVINGS PLAN
(AS AMENDED AND RESTATED JANUARY 14, 2004)
     WHEREAS, Service Corporation International (the “Company”) previously adopted and maintains the SCI 401(k) Retirement Savings Plan, as amended and restated effective January 14, 2004 (the “Plan”); and
     WHEREAS, the Company reserved the right to amend the Plan at any time; and
     WHEREAS, the Plan has been amended by the “First Amendment” dated October 22, 2004, the “Second Amendment” dated December 8, 2004, the “Third Amendment” dated February 25, 2005, the “Fourth Amendment” dated December 20, 2006 and the Fifth Amendment dated December 19, 2007; and
     WHEREAS, the Company now desires to amend the Plan to credit service for certain former employees of OPI and to comply with Final Code Section 415 Regulations;
     NOW, THEREFORE, the Plan shall be and hereby is amended as follows:
1. Effective as of April 1, 2008 item D.1. of the Plan’s Adoption Agreement shall be amended to provide that service with OPI with respect to certain employees as listed on Exhibit A, as attached hereto, will be recognized for eligibility and vesting purposes.
2. The attached Addendum H shall be added to the Plan for the purpose of complying with the requirements of the Final Code Section 415 Regulations.
3. Except as amended herein, the Plan is hereby specifically ratified and affirmed.
     IN WITNESS WHEREOF, the Company has executed this Sixth Amendment this 2 day of May, 2008.
SERVICE CORPORATION INTERNATIONAL

By:	/s/ Jane D. Jones

Title:	Vice President Human Resources

Printed Name:	Jane D. Jones

EXHIBIT A
Corina Slott
Naren Patel
Michael Lambright
Chris Pryor
Henry Higareda
Ken Mathew
Rosemary Amatong
John Messenger
Kim Kellogg
James Lierman
Steve Webb
Steve Bixler
Anu Shah
Chirag Patel
Adrian Robles
Darren Felcman
Joseph Cherian
Chan Chang
Celestine Khuong
Daphne Chan
Colin Ramsey
Jasminka Blews
Rory Green
Cristina Esquivel
Fatima Skalski
Chris Hartman
Hector Lewis
Betty Davis
Charles Reynolds
Mara Stephenson
Lucille Bean
Dawn Jackson-Pinson
Jody Lewis
Valeria Rose

ADDENDUM H
FINAL CODE SECTION 415 REGULATIONS
ARTICLE I. 415 COMPENSATION
1.1	Effective date. The provisions of this Addendum H shall apply to limitation years beginning on and after July 1, 2007.
1.2	415 Compensation paid after severance from employment. 415 Compensation shall be adjusted for the following types of compensation paid after a Participant’s severance from employment with the Employer maintaining the Plan (or any other entity that is treated as the Employer pursuant to Code Section 414(b), (c), (m) or (o)). However, amounts described in subsections (a) and (b) below may only be included in 415 Compensation to the extent such amounts are paid by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the date of such severance from employment. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation is not considered 415 Compensation within the meaning of Code Section 415(c)(3), even if payment is made within the time period specified above.
(a)	Regular pay. 415 Compensation shall include regular pay after severance of employment if:
(1) The payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and
(2) The payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer.
(b)	Leave cash outs and deferred compensation. Leave cashouts shall be included in 415 Compensation if those amounts would have been included in the definition of 415 Compensation if they were paid prior to the Participant’s severance from employment, and the amounts are payment for unused accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued. In addition, deferred compensation shall be included in 415 Compensation if the compensation would have been included in the definition of 415 Compensation if it had been paid prior to the Participant’s severance from employment, and the compensation is received pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid at the same time if the Participant had continued in employment with the Employer and only to the extent that the payment is includible in the Participant’s gross income.

(c)	Salary continuation payments for military service Participants. 415 Compensation does not include payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Code Section 414(u)(1)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

(d)	Salary continuation payments for disabled Participants. 415 Compensation does not include compensation paid to a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)).
1.3	Administrative delay (“the first few weeks”) rule. 415 Compensation for a limitation year shall not include amounts earned but not paid during the limitation year solely because of the timing of pay periods and pay dates.
1.4	Inclusion of certain nonqualified deferred compensation amounts. 415 Compensation shall include amounts that are includible in the gross income of a Participant under the rules of Code Section 409A or Code Section 457(f)(1)(A) or because the amounts are constructively received by the Participant.
1.5	Code Section 401(a)(17) limit. 415 Compensation shall not include compensation in excess of the applicable limit under Code Section 401(a)(17).
1.6	Definition of annual additions to exclude restorative payments. The Plan’s definition of “Annual Additions” is modified as follows:
(a)	Restorative payments. “Annual Additions” for purposes of Code Section 415 shall not include restorative payments. A restorative payment is a payment made to restore losses to a Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where Participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the Plan’s losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). This includes payments to a Plan made pursuant to a Department of Labor order, the Department of Labor’s Voluntary Fiduciary Correction Program, or a court-approved settlement, to restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under ERISA are not restorative payments and generally constitute contributions that are considered “Annual Additions.”

(b)	Other Amounts. “Annual Additions” for purposes of Code Section 415 shall not include: (1) The direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (2) Rollover contributions (as described in Code Sections 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)); (3) Repayments of loans made to a Participant from the Plan; and (4) Repayments of amounts described in Code Section 411(a)(7)(B) (in accordance with Code Section 411(a)(7)(C)) and Code Section 411(a)(3)(D) or repayment of contributions to a governmental plan (as defined in Code Section 414(d)) as described in Code Section 415(k)(3), as well as Employer restorations of benefits that are required pursuant to such repayments.

(c)	Date of tax-exempt Employer contributions. Notwithstanding anything in the Plan to the contrary, in the case of an Employer that is exempt from federal income tax (including a governmental employer), Employer contributions are treated as credited to a Participant’s account for a particular limitation year only if the contributions are actually made to the Plan no later than the 15th day of the tenth calendar month following the end of the calendar year or fiscal year (as applicable, depending on the basis on which the employer keeps its books) with or within which the particular limitation year ends.
1.7	Change of limitation year. The limitation year may only be changed by a Plan amendment. Furthermore, if the Plan is terminated effective as of a date other than the last day of the Plan’s limitation year, then the Plan is treated as if the Plan had been amended to change its limitation year.
1.8	Excess Annual Additions. Notwithstanding any provision of the Plan to the contrary, if the annual additions (within the meaning of Code Section 415) are exceeded for any Participant, then the Plan may only correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2006-27 or any superseding guidance, including, but not limited to, the preamble of the final Section 415 regulations.
1.9	Aggregation and Disaggregation of Plans.
(a)	For purposes of applying the limitations of Code Section 415, all defined contribution plans (without regard to whether a plan has been terminated) ever maintained by the Employer (or a “predecessor employer”) under which the Participant receives annual additions are treated as one defined contribution plan. The “Employer” means the Employer that adopts this Plan and all members of a controlled group or an affiliated service group that includes the Employer (within the meaning of Code Section 414(b), (c), (m) or (o)), except that for purposes of this Section, the determination shall be made by applying Code Section 415(h), and shall take into account tax-exempt organizations under Regulation Section 1.414(c)-5, as modified by Regulation Section 1.415(a)-l(f)(1). For purposes of this Section:

(1) A former Employer is a “predecessor employer” with respect to a Participant in a plan maintained by an Employer if the Employer maintains a plan under which the Participant had accrued a benefit while performing services for the former Employer, but only if that benefit is provided under the plan maintained by the Employer. For this purpose, the formerly affiliated plan rules in Regulation Section 1.415(f)-1(b)(2) apply as if the Employer and predecessor employer constituted a single employer under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately prior to the cessation of affiliation (and as if they constituted two, unrelated employers under the rules described in Regulation Section 1.415(a)-l(f)(1) and (2) immediately after the cessation of affiliation) and cessation of affiliation was the event that gives rise to the predecessor employer relationship, such as a transfer of benefits or plan sponsorship.
(2) With respect to an Employer of a Participant, a former entity that antedates the Employer is a “predecessor employer” with respect to the Participant if, under the facts and circumstances, the employer constitutes a continuation of all or a portion of the trade or business of the former entity.
(b)	Break-up of an affiliate employer or an affiliated service group. For purposes of aggregating plans for Code Section 415, a “formerly affiliated plan” of an employer is taken into account for purposes of applying the Code Section 415 limitations to the employer, but the formerly affiliated plan is treated as if it had terminated immediately prior to the “cessation of affiliation.” For purposes of this paragraph, a “formerly affiliated plan” of an employer is a plan that, immediately prior to the cessation of affiliation, was actually maintained by one or more of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)), and immediately after the cessation of affiliation, is not actually maintained by any of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)). For purposes of this paragraph, a “cessation of affiliation” means the event that causes an entity to no longer be aggregated with one or more other entities as a single employer under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2) (such as the sale of a subsidiary outside a controlled group), or that causes a plan to not actually be maintained by any of the entities that constitute the employer under the employer affiliation rules of Regulation Section 1.415(a)- 1(f)(1) and (2) (such as a transfer of plan sponsorship outside of a controlled group).

(c)	Midyear Aggregation. Two or more defined contribution plans that are not required to be aggregated pursuant to Code Section 415(f) and the Regulations thereunder as of the first day of a limitation year do not fail to satisfy the requirements of Code Section 415 with respect to a Participant for the limitation year merely because they are aggregated later in that limitation year, provided that no annual additions are credited to the Participant’s account after the date on which the plans are required to be aggregated.

ARTICLE II. PLAN COMPENSATION
2.1	Compensation limit. Notwithstanding Amendment Section 2.2, if the Plan is a 401(k) plan, then Participants may not make elective deferrals with respect to amounts that are not 415 Compensation. However, for this purpose, 415 Compensation is not limited to the annual compensation limit of Code Section 401(a)(17).
2.2	Compensation paid after severance from employment. Compensation for purposes of allocations (hereinafter referred to as Plan Compensation) shall be adjusted in the same manner as 415 Compensation pursuant to Article I of this Amendment, except in applying Article I, the term “limitation year” shall be replaced with the term “plan year” and the term “415 Compensation” shall be replaced with the term “Plan Compensation.”